Exhibit 10.1

AGE 62 RETIREMENT AGREEMENT

This Age 62 Retirement Agreement (this “Agreement”) is entered into by and between Equity Residential (“Equity” or the “Company”) and Bruce C. Strohm (“Executive”) as of June 21, 2017.

Witnesseth

Whereas, Executive is currently an officer of Equity and an employee of an Equity affiliate; and

Whereas, Executive has elected to voluntarily retire, effective 12:01 AM on January 1, 2018, (the “Retirement Date”), in accordance with the age 62 retirement provisions of Equity’s Share Incentive Plans relating to hires prior to 2009, after which he will no longer will be an officer or employee; and

Whereas, Executive and Equity wish to memorialize certain terms and conditions relating to Executive’s retirement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Equity and Executive voluntarily and knowingly agree as follows:

1. For the purposes of this Agreement, the term “Equity” includes:  Equity Residential, Equity Residential Management, L.L.C., Equity Residential Services, L.L.C., Equity Residential Properties Management Limited Partnership, ERP Operating Limited Partnership, Equity Residential Properties Management Limited Partnership II, Equity Residential Properties Management Corp., Equity Residential Properties Management Corp. II, ERP Holding Co. Inc., Equity Residential Services II, L.L.C. and to the extent applicable, as direct intended and third party beneficiaries hereof, their past and present owners, directors, officers, managers, agents, attorneys, insurers, executives, representatives, trustees, administrators, fiduciaries, parents, subsidiaries, divisions, partners, joint ventures, sister corporations and/or affiliated business entities, predecessors, successors, heirs, and assigns, jointly and severally, in both their personal and corporate capacities.

2. For purposes of this Agreement, the term “Executive” shall mean Bruce C. Strohm.

3. Executive will continue to perform all of his customary duties and responsibilities through September 30, 2017 and thereafter will continue to be available on an “as needed” basis, as determined by Equity’s Chief Executive Officer, until the Retirement Date.  Executive will also assist in the orderly transition of his responsibilities to others.

4. Executive will receive his regular base pay for service through and including the Retirement Date, will not receive any severance relating to his retirement, and will continue to be reimbursed for reasonable and necessary business expenses incurred between the date hereof and the Retirement Date. Executive shall also be paid for unused vacation days and trading days pursuant to Equity policy.

5. Executive will receive in February, 2018, an annual performance equity grant and annual performance bonus for services provided during 2017 (as determined under the Company’s Annual Incentive Plan which is part of the Company’s 2017 Executive Compensation Program), provided, however, as Executive will be age 62 or older at the time of such grant, he will only be permitted to receive restricted shares to the extent that he has previously designated such shares to be deferred to the Company’s Supplemental Executive Retirement Plan (“SERP”), and otherwise may elect to take all or any of the dollar amount of such equity grant in cash, restricted units (to the extent restricted units are offered by the Company) and/or share options.  The grant shall be made at the same time as made to Equity’s other executive officers and shall be for service during the entire calendar year 2017, as determined by Equity’s Compensation Committee and Board of Trustees as part of its normal year-end process.

6. All of Executive’s current and future LTC grants, including any shares or restricted units to be issued under the Company’s 2015, 2016 and 2017 LTI Plans (a/k/a Performance Share Plans), will vest immediately on the Retirement Date, all options will continue to be exercisable for the balance of the applicable ten-year option period and any restricted units shall continue to be subject to the two-year hold and any potential book-up events.

7.  a. As Executive is a participant under the Company’s LTI Plan (a/k/a Performance Share Plan), this retirement shall qualify as a “Qualified Termination” of employment under such Plan and the payout provisions in such Plan shall control.  There shall be no proration of Executive’s 2017 LTI award (or any other LTI award) as Executive will be employed by the Company through the entire calendar year 2017.  Notwithstanding anything in this Agreement to the contrary, Executive will not receive a grant or award under the 2018 LTI Plan expected to be established on January 1, 2018.

    b. Pursuant to the Executive Retirement Benefits Agreement entered into by Executive and Equity Residential in February 2001, Equity will continue to provide Executive, his spouse and eligible dependents with company sponsored medical, dental and vision health insurance benefits and life insurance benefits, (initially at the same amount of coverage in existence as of the Retirement Date) for the period from the Retirement Date until Executive’s death, subject to the same terms and conditions (including making the same monthly contributions as existing employees) as are applicable to active full-time Equity employees.  The Company sponsored life insurance shall be subject to the provider’s standard age reduction schedule for active full-time employees, and Equity will not provide Executive with any disability or accidental death or dismemberment benefits after the Retirement Date.  Also, from and after the date that the Executive (and/or the Executive’s spouse, as applicable) becomes eligible for Medicare (typically the age of 65), the Executive (and/or his spouse, as applicable) is required to enroll in Medicare Parts A & B, and Medicare will be such individual’s primary insurer (and Equity’s plan will be secondary).  Equity will credit the Executive for the amount the Executive pays for Medicare Part B on behalf of himself (and/or his spouse) against the monthly contributions the Executive would otherwise pay for coverage under the Equity plan.  Equity’s obligations to provide Executive with the benefits hereunder shall survive any sale of Equity and/or its discontinuation of any such company sponsored plans and shall be binding on its successors and assigns, in which case Equity and/or its successors and assigns shall remain obligated to provide Executive with similar benefits as offered from time to time by other large public company sponsored health and life insurance plans.  Executive acknowledges that the value of Equity’s cost of providing insurance to Executive and his spouse as described in this paragraph may be taxable to Executive.

    c. Effective on the Retirement Date, Executive will be fully vested in the split dollar life insurance policies purchased by Equity on his behalf in December, 1997, and any cash surrender value applicable thereto.  At the Retirement Date, Equity will release its collateral assignment of such policies, thereby releasing its right to receive any portion of the life insurance benefits and premiums paid by Equity. The cash surrender value may be taxable to Executive, in which case applicable withholdings and other required deductions will be made.

    d. Executive agrees that after the Retirement Date, and upon request, he will cooperate with and assist Equity from time to time in the investigation and defense of claims brought by or against Equity, and Equity shall reasonably compensate Executive for his time and efforts.

8. Executive agrees not to make false or disparaging remarks about Equity or any Equity executive officer or trustee.

9. Executive acknowledges that in his capacity as an Equity officer and employee, he has obtained or had revealed to him a great deal of information of the utmost confidentiality, including but not limited to information of a personal nature about present and former employees of Equity, Equity’s internal policies and procedures, Equity’s financial performance and condition, and Equity’s business plans and strategies. Executive further understands and acknowledges that some of this information (“Confidential Information”) is protected from disclosure by the attorney/client privilege, self-critical analysis privilege or other legally recognized privilege.  Executive therefore agrees that at no time, unless he has obtained prior written consent from Equity’s General Counsel, will he use for his benefit or the benefit of any third party, or disclose to anyone, any Confidential Information.  Executive further agrees that if he is uncertain as to whether particular information is subject to the prohibitions of this paragraph, he will consult with Equity’s General Counsel before using or disclosing such information.   The term “Confidential Information” as used in this paragraph does not include information which (i) is or has become a matter of public record other than by way of an unauthorized disclosure by Executive; (ii) is generally known in the multi-family residential industry; (iii) is non-privileged and has been disclosed by Equity to people outside the Equity organization; or (iv) is required to be disclosed by law.  Executive agrees to immediately notify Equity’s General Counsel in the event he is contacted by any party (including, without limitation, process servers) seeking to institute or associate Executive with legal proceedings that involve Equity or Executive’s service at Equity.  As an attorney who has provided legal services to Equity, Executive agrees that if in the course of any legal proceedings it becomes reasonably appropriate for him to assert attorney-client privilege or similar confidentiality obligations in connection with his legal representation of Equity, Executive shall do so.

10. Executive acknowledges and agrees that due to the uniqueness of his services and confidential nature of the Confidential Information he possesses, the covenants set forth herein are reasonable and necessary for the protection of the legitimate business interests of Equity.

11. Except as provided below, Executive hereby fully, finally, and unconditionally releases Equity from any and all claims, suits, demands, charges, debts, grievances, costs, attorneys’ fees or injuries of every kind or nature, whether known or unknown, absolute or contingent, suspected or unsuspected, which Executive had or now has against Equity based on any matter or thing occurring or arising prior to the date of this Agreement, including but not limited to claims arising out of or relating to Executive’s employment with Equity or the separation of Executive’s employment from Equity.  This release includes, but is not limited to, claims for breach of any implied or express employment contract, wrongful discharge or layoff, constructive discharge, retaliatory discharge, defamation, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, impairment of economic opportunity or other common law matters; claims for wages, bonuses or other compensation; and claims of any constitutional right or discrimination based on age, color, concerted activity, disability, marital status, national origin, parental status, race, religion, retaliation, sex, sexual orientation, source of income or veteran’s status, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination In Employment Act Of 1967, the Older Workers Benefit Protection Act, the

Executive Retirement Income Security Act, the Equal Pay Act, the Family And Medical Leave Act, and any amendments to any of these statutes, as well as any other state and local statutes and ordinances prohibiting discrimination in employment, including but not limited to the laws of the states of  Illinois and any other state or locale in which Equity conducts business.  Executive further waives any right to monetary recovery should any administrative agency pursue any released claim on Executive’s behalf.  If for any reason any such agency takes the position that a pending charge has been brought on Executive’s behalf or encompasses Executive, Executive agrees to immediately advise the agency in writing that he does not wish to be involved in the matter and that the agency should terminate all efforts on Executive’s behalf, all claims having been fully and fairly satisfied by this Agreement.    Nothing in this paragraph shall affect or be deemed to compromise Executive’s rights or remedies under any Equity benefit plan or compensation program in which he participates, including but not limited to the Supplemental Executive Retirement Plan, Advantage Retirement Plan (“401K”), Executive Long-Term Incentive Plan, provisions of the limited partnership agreement of ERP Operating Limited Partnership relating to LTIP Units, and the 2011 Share Incentive Plan.  Also excluded from this release are any claims or administrative charges which cannot be waived by law, claims relating to enforcement of the Agreement, and claims for indemnification arising under law, by-laws or contract.  EXECUTIVE UNDERSTANDS AND AGREES THAT THIS RELEASE FOREVER BARS EXECUTIVE FROM SUING, ARBITRATING OR OTHERWISE ASSERTING A CLAIM AGAINST EQUITY ON ANY RELEASED CLAIM.

12. It is expressly understood by Executive and Equity that, Equity does not, in any way, either directly or indirectly, by inference or otherwise, admit to any liability or wrongdoing, to any violation under any law, statute, regulation, ordinance or contract or waive defenses as to those matters within the scope of this Agreement and that no court, agency, or arbitrator has found Equity so liable or to have committed any such violation.

13. Not later than 90 days following the Retirement Date, Executive shall submit a final travel and expense report to Equity itemizing all outstanding travel and business expenses which have not been previously reimbursed.  The report will include all information and supporting documentation normally provided under Equity’s practices and procedures. Equity shall promptly reimburse Executive for any such reimbursable expenses.

14. As a condition to the receipt of the payments and other benefits described in this Agreement, except those to be provided before the Retirement Date or otherwise required by law, Executive agrees that within twenty-one (21) days after the Retirement Date, he will sign and be bound by the original of the General Release and Waiver Agreement attached to this Agreement as Exhibit A, such release to be provided to Executive on or about the Retirement Date.

15. This Agreement sets forth all of the terms and conditions of the agreement between the parties on the matters set forth in this Agreement and shall be considered and understood to be a contractual commitment and not a mere recital.  This Agreement shall be binding upon Equity and its successors and assigns and upon Executive and his agents, heirs, executors, representatives and assigns (including spouse and eligible dependents as applicable hereunder).  Each party shall bear and pay his or its own costs and attorneys’ fees with regard to the negotiations involved with entering into this Agreement.

16. A waiver of any right under this Agreement must be in writing to be effective.  If any portion of this Agreement is held invalid by operation of law, the remaining terms of this Agreement shall not be affected.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, (without giving effect to the conflict of laws principles thereof) except to the extent federal laws apply.

17. Equity and Executive agree that notwithstanding any other agreement between Equity and Executive, any claim, lawsuit, arbitration or other litigation directly or indirectly arising from or related to this Agreement shall be instituted exclusively in the courts of Cook County, Illinois.  In the event of a breach by either party of any term of this Agreement, in addition to injunctive relief or any other damages, the non-breaching party may recover all costs and expense reasonably incurred by it in enforcing this Agreement or defending against a suit brought in violation of this Agreement, including reasonable attorneys’ fees.

18. Executive acknowledges that this Agreement constitutes written notice from Equity that it advises Executive to seek legal counsel before signing this Agreement, and that he has had an opportunity to do so.

19. In case any one or more of the provisions contained in this Agreement shall, for any reason under the laws of the jurisdiction, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability under the laws of such jurisdiction shall not affect any other provisions of this Agreement, but this Agreement shall be construed to minimize the effect of such invalid, illegal or unenforceable provision and to give the greatest effect to the transactions contemplated by this Agreement; provided, however, that any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate such provision in any other jurisdiction.

20. This Agreement cannot be modified, withdrawn, rescinded or supplemented in any manner after the date upon which it is executed except in a writing signed by both parties.  Executive acknowledges that in executing this Agreement he does not rely on any inducements, promises or representations made by Equity other than those expressly stated herein.  Executive further declares that he has read this Agreement and fully understands its terms and contents, including his rights and obligations hereunder, and freely, voluntarily and without coercion enters into this Agreement.

In Witness Whereof, this Agreement has been executed as of the above date.

EQUITY RESIDENTIAL		EXECUTIVE

By:	/s/ David J. Neithercut	By:	/s/ Bruce C. Strohm
	David J. Neithercut		Bruce C. Strohm
Chief Executive Officer

EXHIBIT A

GENERAL RELEASE AND WAIVER AGREEMENT

THIS GENERAL RELEASE AND WAIVER AGREEMENT (this “Agreement”) is entered into by and between EQUITY RESIDENTIAL (“Equity”), and Bruce C. Strohm (“Executive”) on ____________ and shall be effective upon the expiration of the revocation period referred to herein (the “Effective Date”).

WHEREAS, Executive and Equity entered into a Retirement Agreement dated ____________________(the “Retirement Agreement”), to document Executive’s retirement from Equity effective as of _____________; and

WHEREAS, Executive agreed in the Retirement Agreement to execute a General Release and Waiver Agreement to receive certain benefits thereunder; and

WHEREAS, Executive and Equity desire to settle, compromise, and resolve any and all potential differences and disputes between them without the burden, expense and delay of litigation and without admission by any party of any fault or liability; and

WHEREAS, this Agreement constitutes the General Release and Waiver Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and in the Retirement Agreement, and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Executive and Equity voluntarily and knowingly agree as follows:

1. For the purposes of this Agreement, the term “Equity” includes:  Equity Residential, Equity Residential Management, L.L.C., Equity Residential Services, L.L.C., Equity Residential Properties Management Limited Partnership, ERP Operating Limited Partnership, Equity Residential Properties Management Limited Partnership II, Equity Residential Properties Management Corp., Equity Residential Properties Management Corp. II, ERP Holding Co. Inc., Equity Residential Services II, L.L.C. and to the extent applicable, as direct intended and third party beneficiaries hereof, their past and present owners, directors, officers, managers, agents, attorneys, insurers, executives, representatives, trustees, administrators, fiduciaries, parents, subsidiaries, divisions, partners, joint ventures, sister corporations and/or affiliated business entities, predecessors, successors, heirs, and assigns, jointly and severally, in both their personal and corporate capacities.

2. For the purposes of this entire Agreement, the term “Executive” shall include Bruce C. Strohm, his heirs, successors, agents and assigns.

3. Except as provided below, Executive hereby fully, finally, and unconditionally releases Equity from any and all claims, suits, demands, charges, debts, grievances, costs, attorneys’ fees or injuries of every kind or nature, whether known or unknown, absolute or contingent, suspected or unsuspected, which Executive had or now has against Equity based on any matter or thing occurring or arising prior to the date of this Agreement, including but not limited to claims arising out of or relating to Executive’s employment with Equity or the separation of Executive’s employment from Equity.  This release includes, but is not limited to, claims for breach of any implied or express employment contract, wrongful discharge or layoff, constructive discharge, retaliatory discharge, defamation, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, impairment of economic opportunity or other common law matters; claims for wages, bonuses or other compensation; and claims of any constitutional right or discrimination based on age, color, concerted activity, disability, marital status, national origin, parental status, race, religion, retaliation, sex, sexual orientation, source of income or veteran’s status, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination In Employment Act Of 1967, the Older Workers Benefit Protection Act, the Executive Retirement Income Security Act, the Equal Pay Act, the Family And Medical Leave Act, and any amendments to any of these statutes, as well as any other state and local statutes and ordinances prohibiting discrimination in employment, including but not limited to the laws of the states of  Illinois and any other state or locale in which Equity conducts business.  Executive further waives any right to monetary recovery should any administrative agency pursue any released claim on Executive’s behalf.  If for any reason any such agency takes the position that a pending charge has been brought on Executive’s behalf or encompasses Executive, Executive agrees to immediately advise the agency in writing that he does not wish to be involved in the matter and that the agency should terminate all efforts on Executive’s behalf, all claims having been fully and fairly satisfied by this Agreement.    Nothing in this paragraph shall affect or be deemed to compromise Executive’s rights or remedies under any Equity benefit plan or compensation program in which he participates, including but not limited to the Supplemental Executive Retirement Plan, Advantage Retirement Plan (“401K”), Executive Long-Term Incentive Plan, provisions of the limited partnership agreement of ERP Operating Limited Partnership relating to LTIP Units, and the 2011 Share Incentive Plan.  Also excluded from this release are any claims or administrative charges which cannot be waived by law, claims relating to enforcement of the Retirement Agreement and/or this Agreement, and claims for indemnification arising under law, by-laws or contract.  EXECUTIVE UNDERSTANDS AND AGREES THAT THIS RELEASE FOREVER BARS EXECUTIVE FROM SUING, ARBITRATING OR OTHERWISE ASSERTING A CLAIM AGAINST EQUITY ON ANY RELEASED CLAIM.

4. It is expressly understood by Executive and Equity that this Agreement is being entered into pursuant to the terms of the Retirement Agreement, and is solely for the purpose of settling matters set forth in this Agreement and that by entering this Agreement, Equity does not, in any way, either directly or indirectly, by inference or otherwise, admit to any liability or wrongdoing, to any violation under any law, statute, regulation, ordinance or contract or waive defenses as to those matters within the scope of this Agreement and that no court, agency, or arbitrator has found Equity so liable or to have committed any such violation.

5. Executive warrants that he has returned to Equity all property belonging to Equity (including, but not limited to, business records, office and apartment keys, credit cards, computers, computer software, etc.).

6. Executive represents and warrants that he has not filed or brought any claim or charge against Equity with any court, arbitral tribunal, administrative agency, governmental agency or other such body.

7. This Agreement sets forth all of the terms and conditions of the agreement between the parties on the matters set forth in this Agreement and shall be considered and understood to be a contractual commitment and not a mere recital.

8. This Agreement shall be binding upon Equity and its successors and assigns and upon Executive, and his respective agents, heirs, executors, representatives, and assigns.

9. Each party shall bear and pay his or its own costs and attorneys’ fees with regard to this Agreement and any matters covered herein.

10. A waiver of any right under this Agreement must be in writing to be effective. If any portion of this Agreement is held invalid by operation of law, the remaining terms of this Agreement shall not be affected.

11. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, (without giving effect to the conflict of laws principles thereof) except to the extent that federal laws apply.

12. The parties agree and acknowledge that should either party violate any term of this Agreement, the amount of damages that party would suffer as a result of such violation would be difficult to ascertain.  In the event of a breach by either party of any term of this Agreement, in addition to injunctive relief or any other damages, the non-breaching party may recover all costs and expense reasonably incurred by it in enforcing this Agreement or defending against a suit brought in violation of this Agreement, including reasonable attorneys’ fees.

13. Executive acknowledges that he has been given twenty-one (21) days from the date he received this Agreement to consider its terms and decide whether or not to sign it.  The twenty-one (21) day period started on the day Executive received this Agreement, and any changes to this Agreement, whether or not material, do not restart the running of the twenty-one (21) day period. Executive understands that he may revoke this Agreement at any time within the seven (7) day period following execution thereof and that this Agreement shall become effective and enforceable only when the revocation period has expired and Executive has not revoked this Agreement.

14. Executive acknowledges that this Agreement constitutes written notice from Equity that it advises Executive to seek legal counsel before signing this Agreement, and that he has had an opportunity to do so.

15. This Agreement cannot be modified, withdrawn, rescinded or supplemented in any manner after the date upon which it is executed except in a writing signed by both parties.

16. Except as otherwise expressly set forth herein and in the Retirement Agreement (which remains in full force and effect), and except for any agreements excluded from the release given by Executive in Section 3 above, this Agreement resolves all matters between Equity and Executive and supersedes any other written or oral agreement between Equity and Executive concerning the subject matter of this Agreement.

17. Executive acknowledges that in executing this Agreement he does not rely on any inducements, promises or representations made by Equity other than those expressly stated herein, in the Retirement Agreement, and/or in agreements excluded from the release given by Executive in Section 3 above.   Further, Executive declares that he has completely read this Agreement and fully understands its terms and contents, including his rights and obligations hereunder, and freely, voluntarily and without coercion enters into this Agreement.

EQUITY RESIDENTIAL	EXECUTIVE

By: